Exhibit 99.1
FOR IMMEDIATE RELEASE —
SMITH MICRO TO ACQUIRE ECUTEL SYSTEMS, INC. BRINGING SEAMLESS
NETWORK ROAMING AND SECURE CONNECTIVITY TO ENTERPRISE
CUSTOMERS
Smith Micro’s QuickLink Mobile In Combination With Ecutel’s IPRoam Will Deliver A New
Class Of Connection Manager Solutions For PCs And Smart Devices
ALISO VIEJO, CA — February 6, 2007 — Smith Micro Software, Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software and services for the wireless market, today announced it has signed a definitive agreement to acquire privately held Ecutel Systems, Inc., a pioneering developer of standards-based, secure enterprise mobility software solutions. Ecutel’s industry leading products, IPRoam and Viatores, provide seamless mobile security to all facets of the enterprise mobile workforce.
The integration of IPRoam and Viatores with Smith Micro’s QuickLink Mobile Enterprise connection manager, will allow for a unique connectivity solution that will offer the IT marketplace always-on and secure WWAN (Wireless Wide Area Network) and Wi-Fi (Wireless Local Area Network) connections for mobile users.
“Ecutel’s technology is the perfect compliment to our enterprise connectivity strategy and demonstrates our continuous commitment to increasing our business in the enterprise market and providing our existing customers with next-generation connectivity solutions,” said William W. Smith, Jr., Smith Micro’s President and CEO. “In addition to strengthening our enterprise product offering, we believe this acquisition will broaden our product footprint into the security and device management sectors, allowing us to deliver products that appeal to customers in this high-growth market.”
In addition to integrating IPRoam functionality, Smith Micro plans to integrate into its QuickLink Mobile Enterprise product features from Ecutel’s IC 2 — a remote enterprise system management solution that enables IT professionals to securely manage their network appliances, servers, and users from any handheld device using any available network. Organizations will
Ecutel Press Release

now gain full control of their wireless network management functions, and reduce the costs associated with maintaining high levels of system and network uptime.
IPRoam is a client-server software solution that enables seamless network roaming and session persistence, providing mobile workers with always-on, secure wireless access to their enterprise resources, thus solving the critical problems that have long hindered the adoption of true workforce mobility in the enterprise. IPRoam enables roaming and session persistence by using Mobile IP, and additionally adds VPN security for laptops and handheld mobile devices.
Ecutel’s EASi agent and policy server is integrated with IPRoam to add borderless endpoint security for mobile devices. Enterprise network administrators can establish, manage and enforce policies for security, access control and device management — ensuring mobile computing devices are protected and network access policies are continuously enforced for mobile devices connecting to the corporate network.
Pursuant to the terms of the agreement, Smith Micro will purchase Ecutel for $8 million in cash. The acquisition is subject to customary closing conditions and is expected to close in February 2007.
Smith Micro has extensive experience in developing innovative software solutions for the wireless industry. Its leading-edge products simplify communications access over both Wireless Wide Area Networks (WWANs) and Wireless Local Area Networks (WLANs). Over 5 million licenses of Smith Micro’s QuickLink Mobile technology have been shipped in just the last several years, making QuickLink Mobile the preferred choice of carriers and end-users alike.
About Smith Micro Software:
Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communications and utility software products for multiple OS platforms. The company designs easy-to-use software for personal computing and business solutions around the world. With a focus on wireless and broadband technologies and the Internet, the company’s products and services enable wireless communications, security and device management, file and image compression, digital image and music management. Smith Micro’s complete line of products is available through retail stores, Value-Added Resellers (VARs), Smith Micro’s consumer, enterprise, wireless sales groups and the company’s websites. Smith Micro’s common stock trades on The NASDAQ Global Market® under the symbol SMSI.
Ecutel Press Release

About Ecutel Systems, Inc.:
Ecutel Systems, Inc. is a pioneering provider of networking and enterprise mobility solutions. The company’s next-generation, standards-based Mobility Gateway and software products bring together security and seamless mobility to improve productivity throughout all facets of the Mobile Enterprise, from simple and secure remote access for mobile workers to remote management for IT professionals on the go. Ecutel’s products are currently sold worldwide and are used by hundreds of government, public safety, healthcare, education, and enterprise customers.
Safe Harbor Statement: This release contains forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the pending acquisition of Ecutel Systems, the anticipated timing of the closing of the acquisition, the expected benefits of the acquisition to Smith Micro and integration of Ecutel’s products and technologies with those of Smith Micro. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are Smith Micro’s ability to complete the acquisition of Ecutel and integrate Ecutel’s products and technologies with those of Smith Micro, customer acceptance of those new products and technologies, new and continuing adverse economic conditions and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q,, could cause actual results to differ materially from those presented in any forward-looking statements. Smith Micro assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Smith Micro, the Smith Micro logo and QuickLink, are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
PRESS INQUIRIES:
Nisha Kapoor
Smith Micro Software, Inc
(949) 362-8510
nkapoor@smithmicro.com

INVESTOR RELATIONS INQUIRIES:
Bruce T. Quigley	Charles Messman, Todd Kehrli
Smith Micro Software, Inc.	MKR Group
Vice President of Business Development and	323-468-2300
Investor Relations
949-362-5800
bruce.quigley@smithmicro.com	smsi@mkr-group.com
Ecutel Press Release